Exhibit 12


                           IRON MOUNTAIN INCORPORATED

       STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                                              Year Ended December 31,
                                        ---------------------------------------------------------------------
                                           1997         1998          1999           2000           2001
                                           ----         ----          ----           ----           ----

Earnings:
    Income (loss) from continuing
    operations before provision
    (benefit) for Income taxes &
    Minority Interest                    $(4,601)     $ 3,391       $ 9,841        $(18,032)      $ (8,131)
     Add: Fixed charges                   37,489       61,169        73,957         154,975        177,032
                                        ------------ ------------ -------------- -------------- --------------
                                         $32,888      $64,560       $83,798        $136,943        $168,901
                                        ============ ============ ============== ============== ==============
Fixed Charges:
     Interest Expense                    $27,712      $45,673       $54,425        $117,975        $134,742
     Interest Portion of rent expense      9,777       15,496        19,532          37,000          42,290
                                        ------------ ------------ -------------- -------------- --------------
                                         $37,489      $61,169       $73,957        $154,975        $177,032
                                        ============ ============ ============== ============== ==============
Ratio of earnings to fixed charges           0.9x         1.1x          1.1x            0.9x            1.0x
                                              (1)                                        (1)             (1)


(1) We reported a loss from continuing operations before provision (benefit) for income taxes and minority interest, for the years ended December 31, 1997, December 31, 2000, and December 31, 2001, the Company would have needed to generate additional income from operations before provision for income taxes and minority interest of $4,601, $18,032, and $8,131 to cover its fixed charges of $37,489, $154,975 and $177,032, respectively.